UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 7, 2012

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2012, InfoSpace, Inc. (“InfoSpace”) and its wholly owned merger subsidiary, Bluebunch Acquisition, Inc. (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 2SS Holdings, Inc. (“2SS”), TA Associates Management, L.P. in its capacity as a 2SS stockholder representative, and Lance Dunn in his capacity as a 2SS stockholder representative. The Merger Agreement provides for the merger of Merger Sub with and into 2SS (the “Merger”), with 2SS continuing after the Merger as the surviving corporation and a wholly owned subsidiary of the InfoSpace. 2SS owns 2nd Story Software, Inc. (“2nd Story”), the developer and operator of the TaxACT tax preparation software and online service.

The total Merger consideration payable to 2SS equity holders will be equal to $287.5 million in cash, less certain transaction expenses, and subject to certain specified working capital adjustments to occur at the closing of the Merger (“Closing”).

The working capital adjustment process in the Merger Agreement is structured to provide InfoSpace the financial benefits and costs of ownership of 2nd Story for all periods after December 31, 2011, regardless of the actual date of Closing. As a result, upon Closing, InfoSpace will receive all 2nd Story revenue earned after December 31, 2011, minus expenses incurred after December 31, 2011, subject to certain exclusions, including 2SS and 2nd Story transaction expenses related to the Merger.

The consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions, including, without limitation, (i) the approval of the Merger by stockholders holding in the aggregate at least 95% of the issued and outstanding equity securities of 2SS; (ii) the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iii) other customary closing conditions. Either party may terminate the Merger Agreement if the transaction does not close by February 29, 2012, but InfoSpace may unilaterally extend the termination date to March 31, 2012 under certain circumstances.

In connection with the execution of the Merger Agreement, certain stockholders of 2SS, who collectively hold sufficient shares to approve the Merger, have entered into voting agreements with InfoSpace and Merger Sub in which they have agreed to vote their shares of 2SS capital stock to approve the Merger. In addition, certain stockholders of 2SS have executed non-competition and non-solicitation agreements.

The foregoing description of the Merger Agreement is a summary, does not purport to be a complete description of the Merger Agreement, and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure

On January 9, 2012, InfoSpace issued a press release announcing the execution of an agreement to acquire the TaxACT business. A copy of that press release is attached hereto as Exhibit 99.1, and incorporated herein by reference.

InfoSpace will host a conference on January 9, 2012, at 5:30 a.m. Pacific time / 8:30 a.m. Eastern time to discuss the Merger. The live webcast and a copy of an investor presentation with additional information can be accessed in the Investor Relations section of the InfoSpace corporate website at http://www.infospaceinc.com. A copy of that investor presentation is attached hereto as Exhibit 99.2, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

2.1	Agreement and Plan of Merger by and among InfoSpace, Inc., Bluebunch Acquisition, Inc., 2SS Holdings, Inc., TA Associates Management, L.P. in its capacity as a Stockholder Representative, and Lance Dunn in his capacity as a Stockholder Representative, dated as of January 7, 2012.

99.1	Press release issued January 9, 2012.

99.2	Investor presentation dated January 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2012

INFOSPACE, INC.

By: /s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-2.1	Agreement and Plan of Merger by and among InfoSpace, Inc., Bluebunch Acquisition, Inc., 2SS Holdings, Inc., TA Associates Management, L.P. in its capacity as a Stockholder Representative, and Lance Dunn in his capacity as a Stockholder Representative, dated as of January 7, 2012.

EX-99.1	Press release issued January 9, 2012.

EX-99.2	Investor presentation dated January 9, 2012.